NEWS RELEASE

FORWARD AIR CORPORATION ANNOUNCES NEW LEADERSHIP ROLES

GREENEVILLE, Tenn.- (BUSINESS WIRE) - May 13, 2019 - Forward Air Corporation (NASDAQ:FWRD) today announced that Matthew J. Jewell has been appointed Chief Commercial Officer and will oversee all of the Company’s revenue, marketing and business development functions. Chris C. Ruble, Chief Operating Officer of the Company’s Expedited business, has been appointed Chief Operating Officer of the Company with oversight of all of the Company’s operations including the Company’s Intermodal segment. Mr. Jewell and Mr. Ruble will continue to report to Chairman, President and CEO Tom Schmitt.

“I am excited to have Matt and Chris lead the realignment of our sales and operations teams, which will enable greater focus on driving profitable growth,” said Mr. Schmitt.

The Company also announced that Christina W. Bottomley, the Company’s Vice President and Controller, has been appointed as the Company’s Chief Accounting Officer.

All of the above appointments were effective May 7, 2019.

About Matthew J. Jewell

Prior to appointment as Chief Commercial Officer, Matthew J. Jewell was appointed to President of the Intermodal business, effective June 2018. Mr. Jewell was President - Logistics Services from January 2016 to June 2018, Executive Vice President, Intermodal Services & Chief Strategy Officer from May 2014 to January 2016, and Executive Vice President and Chief Legal Officer from January 2008 until May 2014. From July 2002 until January 2008, he served as Senior Vice President and General Counsel. In October 2002, he was also appointed Secretary. From July 2002 until May 2004, Mr. Jewell was also the Senior Vice President, General Counsel and Secretary of Landair Corporation. From January 2000 until joining us in July 2002, Mr. Jewell was a partner with the law firm of Austin & Sparks, P.C. Mr. Jewell was an associate at Dennis, Corry & Porter, L.L.P. from July 1991 to December 1998 and a partner from January 1999 to January 2000.

About Chris C. Ruble

Chris C. Ruble was appointed to Chief Operating Officer for the Company's Expedited LTL, TLS and Pool Distribution segments, effective June 2018. Mr. Ruble was President - Expedited Services from January 2016 to June 2018, Executive Vice President, Operations from August 2007 to January 2016, and Senior Vice President, Operations from October 2001 until August 2007. He was a Regional Vice President from September 1997 to October 2001 and a regional manager from February 1997 to September 1997, after starting with the Company as a terminal manager in January 1996. From June 1986 to August 1995, Mr. Ruble served in various management capacities at Roadway Package System, Inc.

About Christina W. Bottomley

Christina W. Bottomley has served as Vice President and Controller since August 2018. She is responsible for financial reporting, corporate accounting, income tax reporting and other accounting related functions. Prior to this, Ms. Bottomley served as an Accounting Director at CSX Corporation and as an Assurance Manager at KPMG. Ms. Bottomley is a Certified Public Accountant.

About Forward Air Corporation

Forward Air keeps your business moving forward by providing services within four business segments: Expedited LTL (provides expedited regional, inter-regional and national LTL services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, final mile solutions and customs brokerage by utilizing a comprehensive national network of terminals); Truckload Premium Services (provides expedited truckload brokerage, dedicated fleet services, as well as high-security and temperature-controlled logistics services); Intermodal (provides first-and last-mile high-value drayage services both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services); and Pool Distribution (provides high-frequency handling and distribution of time sensitive product to numerous destinations within a specific geographic region). For more information, visit the Investor Relations portion of the Company’s website at ir.forwardaircorp.com.

CONTACT:
Forward Air Corporation
Michael J. Morris, 404-362-8933
mmorris@forwardair.com